SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2013

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2013, the Board of Directors of Selectica, Inc. (the “Company”) appointed Mr. Michael Brodsky as Chairman and Interim Chief Executive Officer of the Company, replacing Mr. Jason Stern, who was dismissed as President, Chief Executive Officer and who resigned as member of the Board of Directors of the Company on August 6, 2013. Prior to being appointed Interim Chief Executive Officer and Chairman, Mr. Brodsky, 45, has served on the Company’s Board of Directors and its Compensation Committee since October 2010.

Mr. Brodsky is the Managing Partner of Vajra Asset Management, LLC, an investment firm, and he is also currently a partner at Spring Valley Partners, LLC. In addition, he is Chairman of the board of directors of Genesis Land Management Corp., a Canadian public company. Mr. Brodsky was formerly Chairman and CEO of Youbet.com, Inc., a public company, from 2008 to 2010. In 2010, Youbet.com, Inc. completed its sale to Churchill Downs Incorporated, a public company, and Mr. Brodsky was elected to serve on the Churchill Downs board of directors and the company's Executive Committee until June 2012. In 2007, Mr. Brodsky served as a director for Youbet.com and was elected to chair its board in 2008. Mr. Brodsky also managed New World Opportunity Partners, LLC, the public investment arm of the Chicago based Pritzker family, where he was the managing partner beginning in 2005. Mr. Brodsky served as chief financial officer of The Away Network from 1999 until 2005.

On August 6, 2013, the Company entered into an employment offer letter with Mr. Brodsky which provides for a salary of $25,000 per month. If Mr. Brodsky’s employment continues beyond six months, Mr. Brodsky’s compensation will be determined by mutual agreement between the Company and Mr. Brodsky. Additionally, Mr. Brodsky will be eligible for a retention bonus in the amount of $7,500 for each month that Mr. Brodsky performs the role of Interim Chief Executive Officer, for up to six months from his start date. Mr. Brodsky will also be granted 25,000 restricted stock units representing shares of the Company’s common stock and an option to purchase 50,000 shares of the Company’s common stock under the Company’s 1999 Equity Incentive Plan (the “EIP”), subject to vesting quarterly over a 24-month period from Mr. Brodsky’s start date, whether or not Mr. Brodsky continues his employment, so long as Mr. Brodsky does not voluntarily resign prior to the six months of continuous service. The restricted stock units and option will automatically accelerate and be fully vested upon a Change in Control of the Company, as defined in the EIP.

With Mr. Brodsky in his new role as Chairman, Mr. Alan Howe, formerly Chairman of the Board, transitioned into the role of Vice Chairman and Lead Independent Director.

In connection with the Proxy Statement, dated July 23, 2013 (the “Proxy”) furnished by the Company for its Annual Meeting of Stockholders to be held on September 10, 2013, Mr. Stern’s candidacy has been withdrawn such that he is no longer a nominee for Director at the 2013 Annual Meeting. At this time, the Board of Directors is not nominating a replacement Director, and the Board reduced the size of the Company’s board to five members. Other than Mr. Stern, the nominees named in the Proxy will stand for election in the 2013 Annual Meeting. Notwithstanding Mr. Stern’s resignation and withdrawal, the form of proxy card included in the original distribution of the Proxy remains valid; however, any votes that are submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining five nominees, as named in the Proxy, and any votes that are submitted with instruction to vote for Mr. Stern will be disregarded.

Mr. Leonard Rainow also was dismissed as Chief Operating Officer of the Company on August 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2013

SELECTICA, INC.

By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	Chief Financial Officer